Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Nine Energy Service, Inc.

Houston, TX

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 21, 2017, relating to the consolidated financial statements of Beckman Production Services, Inc. (not presented separately therein), which is contained in the Prospectus constituting a part of the Registration Statement on Form S-1 of Nine Energy Service, Inc. (File No. 333-217601), as amended, and incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Houston, Texas

January 23, 2018